As filed with the Securities and Exchange Commission on November 2, 2026.

Registration No. 333-274376

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-4

POST-EFFECTIVE AMENDMENT NO.1 TO REGISTRATION STATEMENT No. 333-274376

UNDER

THE SECURITIES ACT OF 1933

Kenvue LLC

(as successor in interest to Kenvue Inc.)

(Exact name of registrant as specified in its charter)

Delaware	2844	41-4608022
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Kenvue Way

Summit, New Jersey 07901

(972) 281-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Suzana Blades

Senior Vice President and General Counsel

Kimberly-Clark Corporation

P.O. Box 619100

Dallas, Texas 75261-9100

(972) 281-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachel W. Sheridan, P.C. Shagufa R. Hossain, P.C. Asher Qazi Kirkland & Ellis LLP 1301 Pennsylvania Avenue, N.W. Washington, D.C. 20004 (202) 389-5000

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐
						Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to the Registration Statement on Form S-4 (the “Post-Effective Amendment”) filed by Kenvue LLC, a Delaware limited liability company (the “Company”), as successor in interest to Kenvue Inc., a Delaware corporation (“Kenvue”), relates to the following Registration Statement on Form S-4 (the “Registration Statement”) filed by Kenvue with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-274376, filed with the SEC on September 6, 2023, relating to the registration of certain debt securities of Kenvue as described in the Registration Statement.

On November 2, 2026, Kimberly-Clark Corporation, a Delaware corporation (“Kimberly-Clark”), completed its previously announced acquisition of Kenvue, pursuant to the Agreement and Plan of Merger, dated as of November 2, 2025 (the “Merger Agreement”), by and among Kenvue, Kimberly-Clark, Vesta Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Kimberly-Clark (“First Merger Sub”), and the Company (formerly known as Vesta Sub II, LLC), a direct wholly owned subsidiary of Kimberly-Clark. Pursuant to the Merger Agreement, (a) First Merger Sub merged with and into Kenvue (the “First Merger”), with Kenvue surviving as a direct wholly owned subsidiary of Kimberly-Clark (the “Initial Surviving Company”), and (b) immediately following the First Merger, and as part of the same overall transaction as the First Merger, the Initial Surviving Company merged with and into the Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Company surviving as a direct wholly owned subsidiary of Kimberly-Clark and renamed as “Kenvue LLC.”

As a result of the completion of the transactions contemplated by the Merger Agreement, including the Mergers, Kenvue has terminated any and all offerings of its securities pursuant to existing registration statements, including the Registration Statement. In accordance with the undertaking made by Kenvue in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Company, as successor in interest to Kenvue, hereby removes from registration any and all securities of Kenvue registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company, as successor in interest to Kenvue, hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 2, 2026.

KENVUE LLC (as successor in interest to Kenvue Inc.)

/s/ Jeffrey S. McFall
By: Jeffrey S. McFall
Title: Assistant Secretary

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.